EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS


To the Board of Directors of In Touch Media Group, Inc.:


We hereby consent to the use in the prospectus constituting part of the Registration Statement on Form SB-2 of our report dated July 8, 2005 on the consolidated financial statements of In Touch Media Group, Inc. (f/k/a Data Resource Consulting, Inc.) as of December 31, 2004 and for each of the years ended December 31, 2004 and 2003, which appear in such prospectus. We also consent to the reference to our Firm under the captions "Experts" in such prospectus.


KINGERY & CROUSE, P.A. /s/
Tampa, Florida


January 25, 2006